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                                                                    EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP

Healthcare Realty Trust Incorporated

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Healthcare Realty Trust Incorporated for the registration of $50,000,000 of shares of common stock and to the incorporation by reference therein of our reports dated January 25, 1996, with respect to the consolidated financial statements of Healthcare Realty Trust Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                           ERNST & YOUNG LLP

Nashville, Tennessee
July 10, 1996